Exhibit 99.1
Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

Sanders Morris Harris Group Reports Second Quarter Income
from Continuing Operations of $2.0 Million

HOUSTON, August 10, 2009 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today reported second quarter income from continuing operations of $2.0 million, or $0.07 per share. The results compared to a loss from continuing operations of $11.6 million, or $0.42 per share, in the preceding quarter. In the second quarter of 2008, income from continuing operations was $6.5 million, or $0.24 per share, aided by pretax investment gains of $8.5 million.

Client assets increased from $8.5 billion on March 31, 2009, to $9.5 billion at the end of the second quarter. The Company’s Wealth/Asset Management division earned $4.4 million pretax in the period, compared to $9.1 million, including pretax investment gains of $4.7 million, during the 2008 period. Investment gains and losses are included in “Principal transactions” and “Equity in income of limited partnerships” in our consolidated statement of operations.

“In the context of a very difficult market, our operating businesses fared well. We had net client asset inflows of $75.9 million and saw our client assets increase by 11% due to market recovery,” said George L. Ball, Chairman of Sanders Morris Harris Group. “Additionally, we have completed the bulk of our cost reduction program which is projected to save $4.3 million annually. The benefits of this program began to accrue in the second quarter and should be fully recognized in the third.”

Cash flow from operating activities in the latest quarter was $25.8 million, up from $20.2 million in the year-earlier period. Second quarter 2009 income from continuing operations included $1.8 million of after-tax income related to the increase in the value of the Company’s portfolio of equities and partnership interests, reflecting the improved equity and fixed income markets.  In the prior quarter, the Company had a loss of $1.3 million from those investments.

The second quarter 2009 results from continuing operations include an after-tax loss of $271,000 related to certain of the Company’s Capital Markets Business that is to be sold. That business, which includes major portions of our investment banking and institutional equity businesses, is to be sold to a new broker-dealer to be formed by Siwanoy Capital, LLC in a transaction expected to be closed in the third quarter. As part of the transaction, the Company will be reimbursed by Siwanoy Capital, LLC for any losses incurred between January 1, 2009 and the closing date.

The Company lost $9.6 million, or $0.35 per share, from continuing operations during the six months ended June 30, 2009, compared to income of $4.8, or $0.18 per share, during the first six months of 2008. The 2009 results include a $9.6 million after tax goodwill (and other intangible assets) impairment charge. Revenue was $96.3 million during the 2009 period compared to $92.8 million during the prior year period.

Conference Call
The Company will host a conference call on Monday, August 10th to discuss first quarter 2009 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (800) 447-0521 or International dial-in number (847) 413-3238 and enter pass code 25000661. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (888) 843-8996 (U.S.), (630) 652-3044 (International) and entering the pass code 25000661.

About Sanders Morris Harris Group
Sanders Morris Harris Group is a wealth/asset management company that manages approximately $9.5 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. Its corporate philosophy of investment in common aligns its interests with those of its clients.  Sanders Morris Harris has more than 600 employees in 21 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking statements under federal securities laws, including statements regarding Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

* * *

Selected Condensed Operating Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue	$55,075	$52,147	$96,274	$92,799
Expenses	52,194	41,103	109,932	80,043
Net	2,881	11,044	(13,658)	12,756
Equity in income of limited partnerships	1,486	4,831	988	3,271
Income (loss) from continuing operations before income taxes	4,367	15,875	(12,670)	16,027
(Provision) benefit for income taxes	(1,282)	(4,345)	5,191	(3,323)
Income (loss) from continuing operations, net of income taxes	3,085	11,530	(7,479)	12,704
Loss from discontinued operations, net of tax of $293, $237, $1,124 and $469, respectively	(460)	(273)	(1,688)	(666)
Net income (loss)	2,625	11,257	(9,167)	12,038
Less: Net income attributable to the noncontrolling interest	(1,092)	(5,065)	(2,144)	(7,953)
Net income (loss) attributable to Sanders Morris Harris Group Inc.	$1,533	$6,192	$(11,311)	$4,085

Basic income (loss) per common share:
Continuing operations	$0.07	$0.24	$(0.35)	$0.18
Discontinued operations	(0.02)	(0.01)	(0.06)	(0.02)
Net income (loss)	$0.05	$0.23	$(0.41)	$0.16

Diluted income (loss) per common share:
Continuing operations	$0.07	$0.24	$(0.35)	$0.18
Discontinued operations	(0.02)	(0.01)	(0.06)	(0.02)
Net income (loss)	$0.05	$0.23	$(0.41)	$0.16

Weighted average shares outstanding:
Basic	27,733	26,760	27,619	25,739
Diluted	28,338	26,918	27,619	25,932

Amounts attributable to Sanders Morris Harris Group Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$1,993	$6,465	$(9,623)	$4,751
Discontinued operations, net of tax	(460)	(273)	(1,688)	(666)
Net income (loss)	$1,533	$6,192	$(11,311)	$4,085

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
	Amount	Diluted EPS	Amount	Diluted EPS
GAAP to Non-GAAP Reconciliation:
Income (loss) from continuing operations, net of tax, attributable to Sanders Morris Harris Group Inc.	$1,993	$0.07	$(9,623)	$(0.35)
Addback:
Goodwill/other intangible assets impairment charge, net of tax	-	-	9,580	0.35
Investment portfolio gains, net of tax	(1,838)	(0.06)	(583)	(0.02)
Loss attributed to the Capital Markets Business, net of tax	271	0.01	1,407	0.05
Net operating income of business to be retained	$426	$0.02	$781	$0.03

Weighted average shares outstanding:		28,338		27,619

Balance sheet data:
Cash and cash equivalents	$40,590
Other tangible net assets	73,274
Tangible net assets	$113,864
Shareholders' equity	$210,279

	Six Months Ended	Three Months Ended
	June 30, 2009	June 30, 2009	March 31, 2009
Cash flow data:
Cash provided by (used in) operating activities	$15,370	$25,807	$(10,437)

	Six Months Ended	Three Months Ended
	June 30, 2008	June 30, 2008	March 31, 2008
Cash provided by (used in) operating activities	$15,572	$20,161	$(4,589)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Asset/Wealth Management	$24,397	$27,354	$45,739	$53,809
Capital Markets
Investment banking	2,500	4,742	4,003	5,398
Institutional brokerage	5,926	4,981	11,072	8,738
Prime brokerage services	19,923	10,664	34,363	21,184
Capital Markets Total	28,349	20,387	49,438	35,320
Corporate Support	2,329	4,406	1,097	3,670
Total	$55,075	$52,147	$96,274	$92,799

Income (loss) from continuing operations before equity in income (loss) of limited partnerships and income taxes:
Asset/Wealth Management	$5,926	$9,465	$11,600	$18,872
Capital Markets
Investment banking	(964)	542	(2,541)	(2,630)
Institutional brokerage	852	382	1,198	373
Prime brokerage services	450	940	777	1,447
Capital Markets Total	338	1,864	(566)	(810)
Corporate Support	(3,383)	(285)	(24,692)	(5,306)
Total	$2,881	$11,044	$(13,658)	$12,756

Equity in income (loss) of limited partnerships:
Asset/Wealth Management	$(407)	$4,725	$(1,155)	$5,377
Capital Markets	-	-	-	-
Investment banking	-	-	-	-
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Capital Markets Total	-	-	-	-
Corporate Support	1,893	106	2,143	(2,106)
Total	$1,486	$4,831	$988	$3,271

Income (loss) from continuing operations before income taxes:
Asset/Wealth Management	$5,519	$14,190	$10,445	$24,249
Capital Markets
Investment banking	(964)	542	(2,541)	(2,630)
Institutional brokerage	852	382	1,198	373
Prime brokerage services	450	940	777	1,447
Capital Markets Total	338	1,864	(566)	(810)
Corporate Support	(1,490)	(179)	(22,549)	(7,412)
Total	$4,367	$15,875	$(12,670)	$16,027

Net income attributable to the noncontrolling interest in consolidated companies:
Asset/Wealth Management	$(1,092)	$(5,065)	$(2,144)	$(7,953)

Income (loss) from continuing operations before income taxes attributable to Sanders Morris Harris Group Inc.:
Asset/Wealth Management	$4,427	$9,125	$8,301	$16,296
Capital Markets
Investment banking	(964)	542	(2,541)	(2,630)
Institutional brokerage	852	382	1,198	373
Prime brokerage services	450	940	777	1,447
Capital Markets Total	338	1,864	(566)	(810)
Corporate Support	(1,490)	(179)	(22,549)	(7,412)
Total	$3,275	$10,810	$(14,814)	$8,074